UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2020

ViewRay, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Thermo Fisher Way Oakwood Village, Ohio		44146
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (440) 703-3210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	VRAY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jim Alecxih ceased serving as Chief Commercial Officer of the Company effective January 17, 2020 (the “Separation Date”). As previously announced, Mr. Alecxih’s departure from the Company is not the result of any issue, concern or disagreement regarding the Company’s operations, policies or practices of the Company.

In connection with Mr. Alecxih’s resignation and in consideration of his release of claims against the Company, on January 14, 2020, the Company entered into a severance agreement with Mr. Alecxih (the “Agreement”). Under the Agreement, Mr. Alecxih will receive, among other benefits, cash payments equal to $564,452 and continued medical insurance coverage pursuant to COBRA for the twelve-month period following the separation date.

Mr. Alecxih will remain subject to the Company’s Confidentiality, Inventions and Non-Interference Agreement and will be subject to a confidentiality obligation, non-disparagement and non-solicitation of employees, agents or consultants of the Company for twelve months after the Separation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIEWRAY, INC.

Date: January 21, 2020	By:	/s/ Robert S. McCormack
Robert S. McCormack
Senior Vice President, General Counsel and Corporate Secretary